CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2016, relating to the financial statements and financial highlights which appear in the June 30, 2016 Annual Report to Shareholders of Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund, and Meridian Small Cap Growth Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

San Francisco, California

October 28, 2016